EXHIBIT 99.1

    SERVICE CORPORATION INTERNATIONAL ANNOUNCES THIRD QUARTER 2006 FINANCIAL
                                     RESULTS

     - Conference call to be webcast on Thursday, November 9, 2006, at 10:00 a.m. Central Standard Time

    HOUSTON, Nov. 8 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today reported results for the third quarter and first nine months of 2006. Our consolidated financial statements (statement of operations, balance sheet and statement of cash flows) can be found at the end of this press release. The table below summarizes our key GAAP financial results:

    (In millions, except for per share amounts)

                                   Three Months Ended      Nine Months Ended
                                     September 30,           September 30,
                                 ---------------------   ---------------------
                                    2006        2005        2006       2005
                                 ---------   ---------   ---------   ---------
Revenues                         $   400.3   $   406.4   $ 1,273.5   $ 1,285.7
Operating income                      20.3        11.7       140.7       139.1
Net income (loss)                      3.4        (9.6)       55.8      (150.7)
Diluted earnings (loss)
 per share                             .01        (.03)        .19        (.49)
Net cash provided by
 operating activities                113.7        68.1       265.3       258.5

    2006 Highlights

     * Earnings from continuing operations excluding special items were $29.4 million, or $.10 per diluted share, in the third quarter of 2006 compared to $11.3 million, or $.04 per diluted share in the third quarter of 2005. In the first nine months of 2006, earnings from continuing operations excluding special items were $88.7 million, or $.30 per diluted share compared to $66.4 million, or $.21 per diluted share in the first nine months of 2005. Earnings from continuing operations excluding special items is a non-GAAP financial measure. See a reconciliation of this measure to net income computed in accordance with GAAP included in a separate section later in this press release.

     * On April 3, 2006, we announced an agreement to acquire the Alderwoods Group, combining two of the leading providers of funeral and cemetery services in North America. The transaction is in the final stages of regulatory approval and is expected to close before year end.

     * Comparable average revenue per funeral service increased 12.3% (11.4% excluding a floral revenue increase) to $4,848 in the third quarter of 2006 and increased 9.4% (8.2% excluding a floral revenue increase) to $4,732 in the first nine months of 2006 compared to the same periods last year, which more than offset volume declines of 5.9% and 5.6% in comparable funeral services performed in the three and nine months ended September 30, 2006, respectively.

     * In the third quarter of 2006, we received and recognized investment income of $10.9 million ($7.1 million after tax, or $0.02 per diluted share) from the redemption of convertible preferred equity certificates received in connection with the original disposition of our operations in France in March 2004.

     * Cash flow from operating activities in the first nine months of 2006 was $265.3 million compared to $258.5 million in the first nine months of 2005.

     * Cash on hand was $636.6 million at September 30, 2006. * On November 8, 2006, the Company's Board of Directors approved a dividend of $.03 per common share.

    Tom Ryan, the Company's President and Chief Executive Officer, commented on the third quarter of 2006:

    "I am encouraged by our strong performance in the third quarter of 2006, particularly in our funeral segment where comparable margins increased to 20.6% from 14.5% last year," said Tom Ryan, President and Chief Executive Officer. "We continue to see improvements in our average revenue per funeral service. Additionally, we experienced a favorable shift in our cremation mix over the prior year quarter as our strategic pricing initiatives continue to help us offset the effects of lower case volumes from our divestiture of non- strategic locations and certain local business decisions to exit unprofitable business relationships and activities. Our gross margins are also starting to reflect the benefit of our effort to centralize and standardize our processes. We believe our continued focus on those areas where our customers believe we add the most value will continue to reap benefits for our customers and shareholders."

    "We anticipate final regulatory approval in the very near future of our pending merger with Alderwoods Group, Inc. and are ready to welcome their employees to our organization. This is an exciting time for our Company as we seek to combine the best practices of the two companies and capitalize on our unique strengths as industry leaders," Ryan added.

    North America Comparable Results of Operations

    We regard comparable results of operations as analogous to our "same store" results of operations. For purposes of the following presentation, we consider comparable operations as those owned for the entire period beginning January 1, 2005 and ending September 30, 2006. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented. We believe this presentation provides greater clarity for comparison purposes of our results of operations for each of the periods presented.

  (In millions, except funeral services performed, average revenue per funeral service or per contract sold and total preneed funeral contracts)

                                              Three Months Ended        Nine Months Ended
                                                September 30,              September 30,
                                           -----------------------   -----------------------
                                              2006         2005          2006        2005
                                           ----------   ----------   ----------   ----------
Funeral
Funeral atneed revenue                     $    170.3   $    158.9   $    537.5   $    520.4
Funeral recognized preneed
 revenue                                         79.6         77.6        259.0        251.1
General agency revenue (A)                        8.0          6.7         24.3         20.3
Kenyon revenue (B)                                0.9          5.6          2.9         19.0
                                           ----------   ----------   ----------   ----------
  Total funeral revenues                   $    258.8   $    248.8   $    823.7   $    810.8

Gross profit                               $     53.3   $     36.1   $    169.9   $    162.0
Gross margin percentage                          20.6%        14.5%        20.6%        20.0%

Funeral services performed:
Preneed                                        17,293       17,951       56,976       58,869
Atneed                                         34,263       36,840      111,358      119,522
                                           ----------   ----------   ----------   ----------
  Total                                        51,556       54,791      168,334      178,391

Average revenue per funeral service:
  Preneed                                  $    4,606   $    4,324   $    4,545   $    4,265
  Atneed                                   $    4,970   $    4,313   $    4,827   $    4,354
  Total                                    $    4,848   $    4,317   $    4,732   $    4,325

Preneed Funeral Production:
  Sales                                    $     79.5   $     80.3   $    240.9   $    246.3
  Total preneed funeral
   contracts sold                              16,337       18,894       50,558       58,257
  Average revenue per contract             $    4,867   $    4,250   $    4,765   $    4,228

Cemetery
Cemetery atneed revenue                    $     51.4   $     48.7   $    158.8   $    148.7
Cemetery recognized preneed
 revenue                                         65.4         70.1        199.4        199.3
Other revenue (C)                                18.5         20.1         64.0         53.9
                                           ----------   ----------   ----------   ----------
  Total cemetery revenues                  $    135.3   $    138.9   $    422.2   $    401.9

Gross profit                               $     19.3   $     23.7   $     73.2   $     64.0
Gross margin percentage                          14.3%        17.1%        17.3%        15.9%

Preneed and Atneed Cemetery
 Production:
  Preneed and Atneed Sales                 $    124.7   $    124.9   $    393.2   $    392.0
  Recognition rate (D)                           93.6%        95.1%        91.1%        88.8%

     (A) General Agency (GA) revenues are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

     (B) Kenyon International Emergency Services (Kenyon) is our disaster response subsidiary that engages in mass fatality and emergency response services.

     (C) Other cemetery revenue is primarily related to endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

     (D) Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

    For the Three Months Ended September 30, 2006

    Funeral Results

    North America comparable funeral revenue increased $10.0 million, or 4.0%, in the third quarter of 2006 compared to the third quarter of 2005, reflecting higher average revenue per funeral service and an increase in floral revenues. General agency revenue increased $1.3 million, or 19.4%, as we continue to see a favorable shift in the types of preneed funeral insurance contracts sold. These improvements were partially offset by a decline in comparable funeral volume discussed below. Additionally, Kenyon (our subsidiary that specializes in providing disaster management services in response to mass fatality incidents) experienced a $4.7 million decline in revenue from $5.6 million to $0.9 million. Kenyon's 2005 results included service revenue from incidents which was not replaced by similar incidents in 2006.

    North America comparable funeral gross profit increased $17.2 million in the third quarter of 2006 versus the same period of 2005 as increased revenue was combined with continued cost improvements in our infrastructure due to more centralization and standardization within our organization. These improvements were partially offset by increases in floral and merchandise costs. Funeral results were also impacted by:

     * The average revenue per funeral service increased 12.3%, or $531 per service, (11.4%, or $478 per service excluding a floral revenue increase), as a result of our strategic pricing strategy, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

     * The number of comparable funeral services performed declined 3,235, or 5.9%, due in part to a decline in the number of deaths within our markets. In addition, we attribute a portion of the decline to certain local business decisions to exit unprofitable business relationships. These decisions were made locally based on our customer segmentation strategy, which will focus resources on higher market share opportunities within certain customer segments.

     * The cremation rate for SCI in the three months ended September 30, 2006 decreased to 40.8% from 41.4% in the same period of 2005 reflecting the impact of our decision to exit certain unprofitable immediate cremation activities.

     * The gross margin percentage increased to 20.6% from 14.5% due primarily to higher average revenue per funeral service and cost improvements in our infrastructure.

     * Kenyon's operations in the third quarter of 2006 had an operating loss of $(1.5) million compared to operating income of $1.3 million in the same period last year.

    Cemetery Results

    North America comparable cemetery revenues decreased $3.6 million, or 2.6%, in the third quarter of 2006 compared to the same period of 2005. This decrease resulted from a $7.7 million decline in preneed property construction and a decrease in interest on trade receivables as the percentage of cash collected at the time of sale continues to increase. These decreases were partially offset by increases in atneed revenues and the delivery of merchandise and services.

    North America comparable cemetery gross profit decreased $4.4 million, or 18.6%, in the third quarter of 2006 compared to the third quarter of 2005, as a result of the decrease in property construction and interest income on preneed receivables described above, as well as higher maintenance costs within our cemetery operations partially offset by decreased selling and salary expenses due to increased centralization and standardization within our organization.

    Other Results

     * General and administrative expenses were $21.0 million in the third quarter of 2006 compared to $19.7 million in the third quarter of 2005. This increase is primarily related to the expensing of stock options in 2006, which totaled $0.8 million (pretax). We expect stock option expense in the fourth quarter of 2006 to also be approximately $0.8 million (pretax).

     * Interest expense increased to $33.3 million in the third quarter of 2006, compared to $26.2 million in the third quarter of 2005. The increase of $7.1 million includes $6.4 million of costs related to bridge financing for the Alderwoods acquisition. Interest expense in the third quarter 2006 also includes $0.8 million of additional penalty interest related to our senior unsecured notes due June 15, 2017.

     * Interest income increased $5.0 million in the third quarter of 2006 to $8.3 million reflecting increases in our cash balances invested in commercial paper and higher interest returns.

     * Other income, net was a $12.8 million gain in the third quarter of 2006, compared to a $1.2 million gain in the third quarter of 2005. The components of other income for the periods presented are as follows:

        * Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $1.5 million in the third quarter of 2006 and 2005.

        * Surety bond premium costs were $1.0 million in the third quarter of 2006 and 2005.

        * Investment income of $10.9 million was received and recognized in the third quarter of 2006 from the redemption of convertible preferred equity certificates received in connection with the original disposition of our operations in France in March 2004.

        * Equity income of $1.4 million was recognized in the third quarter of 2006 from our French equity investment.

     * The consolidated effective tax rate in the third quarter of 2006 resulted in a provision of 57.7%, compared to a benefit of 8.8% in the same period of 2005. The 2006 tax rate of 57.7% was negatively impacted by the disposal of assets that have a lower tax cost than book cost, thus triggering a larger income tax upon disposal. This permanent cost basis difference was primarily a result of certain goodwill related assets, previously acquired, and accounted for under purchase accounting at the time of acquisition. These assets were sold and the tax effect was recognized this quarter in our North American operations. The 2005 tax rate benefit of 8.8% was negatively impacted by similar asset disposition transactions in 2005.

    For the Nine Months Ended September 30, 2006

    Funeral Results

    North America comparable funeral revenue increased $12.9 million or 1.6% in the first nine months of 2006 compared to the first nine months of 2005. These results reflect higher average revenue per funeral service and an increase in floral revenues. General agency revenue also increased $4.0 million, or 19.7%, in the first nine months of 2006 compared to the same period last year as a result of a favorable mix shift in the types of preneed funeral insurance contracts sold. These improvements were partially offset by a decline in comparable funeral volume, which we attribute, in part, to a decrease in the number of deaths in the markets we serve. Additionally, Kenyon's revenue decreased $16.1 million from $19.0 million to $2.9 million, as revenue from incidents in the first nine months of 2005 was not replaced by similar services in the first nine months of 2006.

    North America comparable funeral gross profit increased $7.9 million in the first nine months of 2006 versus the same period of 2005 due to revenue increases and continued cost improvements to our infrastructure, including a decrease in salary and fringe expense. These gross profit improvements were partially offset by a $6.3 million decrease in gross profit from Kenyon's operations compared to the prior year. Additional details related to the funeral segment are as follows:

     * The average revenue per funeral service increased 9.4%, or $407 per service, (8.2%, or $348 per service excluding a floral revenue increase), as a result of our strategic pricing strategy, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

     * The number of comparable funeral services performed declined 5.6%, which we believe reflects a decline in the number of deaths within our markets, particularly in the Northeast United States, which experienced an unusually warm winter during the first quarter of 2006. Also impacting the decline in volume were certain local business decisions to exit unprofitable business relationships as described above in Funeral Results for the three months ended September 30, 2006.

     * The cremation rate for SCI in the first nine months of 2006 was 41.2% compared to 41.0% in the same period of 2005.

    Cemetery Results

    North America comparable cemetery revenues increased $20.3 million, or 5.1%, in the first nine months of 2006 compared to the same period of 2005. The increase primarily resulted from higher atneed revenues and the receipt of $7.9 million in endowment care income in the second quarter of 2006, offset by lower interest income on preneed receivables. The recognition of preneed revenues was essentially flat as increases in the delivery of merchandise and services in the first nine months of 2006 compared to the prior year period were offset by declines in the recognition of preneed property revenues.

    North America comparable cemetery gross profit increased $9.2 million, or 14.4%, in the first nine months of 2006 compared to the first nine months of 2005, as a result of the increase in endowment care income discussed above. Decreased selling and salary expenses due to increased centralization and standardization within our organization were partially offset by higher maintenance and utilities costs as a result of increased fuel costs.

    Other Results

     * General and administrative expenses were $63.9 million in the first nine months of 2006 compared to $61.9 million in the first nine months of 2005. Increased costs associated with the expensing of stock options, which totaled $3.3 million (pretax) were offset by a decrease in rent expense due to the modification of the contractual terms of certain transportation leases. We expect stock option expense to be approximately $0.8 million (pretax) in the fourth quarter of 2006.

     * Interest expense increased to $86.7 million in the first nine months of 2006, compared to $77.4 million in the first nine months of 2005. The increase of $9.3 million reflects $6.4 million in bridge financing costs related to the Alderwoods acquisition and the modification of the contractual terms of certain transportation leases in January 2006, which resulted in additional interest expense related to these newly reclassified capital leases. The increase also includes $2.2 million for the incremental penalty interest expense related to our senior unsecured 7.0% notes due June 15, 2017.

     * Interest income increased $9.8 million in the first nine months of 2006 to $21.0 million primarily as a result of increases in our cash balance and higher interest returns.

     * Other income, net was a $16.8 million gain in the first nine months of 2006, compared to a gain of $0.5 million in the first nine months of 2005. The components of other income for the periods presented are as follows:

        * Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $4.5 million in the first nine months of 2006 compared to $4.7 million in the same period of 2005.

        * Surety bond premium costs were $3.0 million in the first nine months of 2006 and 2005.

        * Favorable adjustments to our allowance on notes receivable were $2.0 million in the first nine months of 2006.

        * Investment income of $10.9 million was received and recognized in the third quarter of 2006 from the redemption of convertible preferred equity certificates received in connection with the original disposition of our operations in France in March 2004.

        * Equity income of $1.4 million was recognized in the third quarter of 2006 from our French equity investment.

     * The consolidated effective tax rate in the first nine months of 2006 resulted in a provision of 39.1%, compared to 44.2% in the same period of 2005. The 2006 tax rate of 39.1% was negatively impacted by the disposal of assets that have a lower tax cost than book cost, thus triggering a larger income tax upon disposal. This permanent cost basis difference was mainly a result of certain goodwill related assets, previously acquired, and accounted for under purchase accounting at the time of acquisition. These assets were sold and the tax effect was recognized in our North American operations. The 2005 tax rate provision of 44.2% was negatively impacted by similar asset disposition transactions in 2005.

    Cash Flow
     (In millions)

                                            Nine Months Ended September 30,
                                            -------------------------------
                                              2006        2005     Increase
                                            ---------   --------   --------
Net cash provided by operating activities   $   265.3   $  258.5   $    6.8

    Net cash provided by operating activities in the first nine months of 2006 was $265.3 million, an increase of $6.8 million compared to the first nine months of 2005. The first nine months of 2005 included a federal income tax refund of $29.0 million. Additionally, the first nine months of 2006 included $16.5 million of long-term incentive cash compensation payments related to a 2003 award program as previously disclosed in our 2006 annual guidance. Excluding these items, cash flows from continuing operations increased $52.3 million compared to the first nine months of 2005. Items contributing to this increase include:

        * $15.7 million in 2005 rent payments that are now classified as principal payments on capital leases in financing activities;

        * an increase of $9.8 million in cash interest received due to our increased cash balances;

        * the receipt of $7.9 million of endowment care proceeds as a result of the resolution of disputes over ownership rights to the funds;

        * a $10.1 million net increase in cash in 2006 compared to 2005 from Kenyon's operations as cash receipts associated with costs incurred in 2005 were not received until subsequent periods; and

        * the receipt of $10.9 million from the redemption of convertible preferred equity certificates received in connection with the original disposition of our operations in France.

    A summary of our capital expenditures is set forth below:

    (In millions)                                   Capital Expenditures
                                                -----------------------------
                                                      Nine Months Ended
                                                -----------------------------
                                                September 30,   September 30,
                                                    2006            2005
                                                -------------   -------------
Capital improvements at existing locations      $        38.2   $        35.1

Development of cemetery property                         21.9            24.6
Construction of new funeral home facilities
 and other growth capital                                 3.1            12.5
                                                -------------   -------------
Total capital expenditures                      $        63.2   $        72.2
                                                =============   =============

    Other investing and financing activities in the nine months ended September 30, 2006 include:

     * the receipt of $55.2 million from divestitures and sales of property and equipment;
     * payments of $14.6 million for acquisitions of new businesses as we began to focus on growth initiatives;
     * the receipt of $11.0 million of proceeds (of an expected $15.9 million receivable) related to the 2005 sale of our Chilean operations;
     *  principal payments of $16.0 million for capital leases;
     *  dividend payments of $22.1 million; and
     * payments of $27.9 million for the repurchase of 3.4 million shares of our common stock.

    NON-GAAP FINANCIAL MEASURES

    Earnings from Continuing  Operations  Excluding Special Items

    Earnings from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between quarters and better reflects the performance of our core operations, as it is not influenced by certain income and expense items not affecting continuing operations. We also believe this measure helps facilitate comparisons to competitors' operating results.

    Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. We do not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

     (In millions, except diluted EPS)

                                              Three Months Ended
                                   -----------------------------------------
                                      September 30,         September 30,
                                          2006                  2005
                                   -------------------   -------------------
                                                           Net
                                     Net      Diluted     (Loss)    Diluted
                                    Income      EPS       Income      EPS
                                   --------   --------   --------   --------
Net income (loss) reported         $    3.4   $    .01   $   (9.6)  $   (.03)

After-tax reconciling items:
  Losses on dispositions and
   impairment charges, net             22.0        .08       20.4        .07
  Loss on early extinguishment
   of debt                              ---        ---        ---        ---
  Financing costs for bridge
   facility                             3.9        .01        ---        ---
  Discontinued operations               0.1        ---        0.5        ---
  Cumulative effect of
   accounting change                    ---        ---        ---        ---
                                   --------   --------   --------   --------
Earnings from continuing
 operations excluding
 special items                     $   29.4   $    .10   $   11.3   $    .04
                                   ========   ========   ========   ========

Diluted weighted average
 shares outstanding
 (in thousands)                                295,918               297,421

     (In millions, except diluted EPS)

                                              Nine Months Ended
                                   -----------------------------------------
                                      September 30,         September 30,
                                          2006                  2005
                                   -------------------   -------------------
                                                           Net
                                     Net      Diluted     (Loss)    Diluted
                                    Income      EPS       Income      EPS
                                   --------   --------   --------   --------
Net income (loss) reported         $   55.8   $    .19   $ (150.7)  $   (.49)

After-tax reconciling items:
  Losses on dispositions and
   impairment charges, net             28.7        .10       24.1        .07
  Loss on early extinguishment
   of debt                              ---        ---        9.3        .03
  Financing costs for bridge
   facility                             3.9        .01        ---        ---
  Discontinued operations               0.3        ---       (3.8)      (.01)
  Cumulative effect of
   accounting change                    ---        ---      187.5        .61
                                   --------   --------   --------   --------
Earnings from continuing
 operations excluding special
 items                             $   88.7   $    .30   $   66.4   $    .21
                                   ========   ========   ========   ========

Diluted weighted average shares
 outstanding (in thousands)                    297,353               308,807

    Conference Call and Webcast

    We will host a conference call on Thursday, November 9, 2006, at 10:00 a.m. Central Standard Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (719) 785-9450. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com . A replay of the conference call will be available through November 23, 2006 and can be accessed at (719) 457-0820 with the confirmation code of 6552544. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/ConfCalls.html . This earnings release will also be available on our website on the Investor Relations page under the subheading "News" at http://www.sci-corp.com/InvestorsMenu.html .

    Cautionary Statement on Forward-Looking Statements

    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

    * Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

    * The outcome of the acquisition of Alderwoods and the possibility that certain closing conditions may not be satisfied that will result in the acquisition not being completed.

    * Our ability to successfully integrate Alderwoods or that the anticipated benefits of the acquisition are not fully realized.

    * The outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

    * The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.

    * The outcome of a pending Internal Revenue Service audit. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will be required to make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will primarily be reversed through the tax provision at the time of resolution.

    * Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.

    * Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

    * Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

    * Our ability to successfully access surety and insurance markets at a reasonable cost.

    * Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

    * The integration of Alderwoods may prove disruptive and could result in the combined business failing to meet our expectations.

    * The impacts of our new credit agreement and privately placed debt securities that are effective upon completion of the Alderwoods acquisition, which contain covenants that may prevent us from engaging in certain transactions.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our amended 2005 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    About Service Corporation International

    Service Corporation International, headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At September 30, 2006, we owned and operated 827 funeral homes, 144 cemeteries, and 171 combination funeral homes and cemeteries in 41 states, seven Canadian provinces, and the District of Columbia. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com . For more information about Dignity Memorial(R), please visit http://www.dignitymemorial.com

     For additional information contact:

     Investors:
     Debbie Young - Director / Investor Relations
     (713) 525-9088

     Media:
     Greg Bolton - Director / Corporate Communications
     (713) 525-5235

                        SERVICE CORPORATION INTERNATIONAL
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                    (In thousands, except per share amounts)

                                             Three Months Ended         Nine Months Ended
                                                September 30,            September 30,
                                           -----------------------   -----------------------
                                              2006         2005         2006         2005
                                           ----------   ----------   ----------   ----------
Revenues                                   $  400,334   $  406,369   $1,273,477   $1,285,653
Costs and expenses                           (328,308)    (347,526)  (1,030,707)  (1,055,966)
                                           ----------   ----------   ----------   ----------
Gross profit                                   72,026       58,843      242,770      229,687
                                           ----------   ----------   ----------   ----------

General and
 administrative
 expenses                                     (20,956)     (19,744)     (63,885)     (61,936)
Gains (losses) on
 dispositions and
 impairment charges,
 net                                          (30,750)     (27,446)     (38,141)     (28,659)
                                           ----------   ----------   ----------   ----------
Operating income                               20,320       11,653      140,744      139,092

Interest expense                              (33,330)     (26,170)     (86,667)     (77,399)
Loss on early
 extinguishment of debt                           ---          ---          ---      (14,258)
Interest income                                 8,259        3,268       21,022       11,218
Other income, net                              12,776        1,175       16,822          538
                                           ----------   ----------   ----------   ----------
                                              (12,295)     (21,727)     (48,823)     (79,901)
                                           ----------   ----------   ----------   ----------
Income (loss) from
 continuing operations
 before income taxes
 and cumulative effect
 of accounting change                           8,025      (10,074)      91,921       59,191
(Provision) benefit for
 income taxes                                  (4,628)         885      (35,910)     (26,188)
                                           ----------   ----------   ----------   ----------
Income (loss) from
 continuing operations
 before cumulative
 effect of accounting
 change                                         3,397       (9,189)      56,011       33,003
(Loss) income from
 discontinued operations
 (net of income tax
 benefit (provision) of
 $32, $(2,606), $182, and
 $(4,587), respectively)                          (32)        (463)        (270)       3,825
Cumulative effect of
 accounting change (net
 of income tax benefit of
$117,428)                                         ---          ---          ---     (187,538)
                                           ----------   ----------   ----------   ----------
    Net income (loss)                      $    3,365   $   (9,652)  $   55,741   $ (150,710)
                                           ==========   ==========   ==========   ==========
Basic earnings (loss) per share:
  Income (loss) from
   continuing operations
   before cumulative
   effect of accounting
   change                                  $      .01   $     (.03)  $      .19   $      .11
  Income from discontinued
   operations, net of tax                         ---          ---          ---          .01
  Cumulative effect of
   accounting change,
   net of tax                                     ---          ---          ---         (.62)
                                           ----------   ----------   ----------   ----------
    Net income (loss)                      $      .01   $     (.03)  $      .19   $     (.50)
                                           ==========   ==========   ==========   ==========
Diluted earnings (loss) per share:
  Income (loss) from
   continuing operations
   before cumulative
   effect of accounting
   change                                  $      .01   $     (.03)  $      .19   $      .11
  Income from discontinued
   operations, net of tax                         ---          ---          ---          .01
  Cumulative effect of
   accounting change,
   net of tax                                     ---          ---          ---         (.61)
                                           ----------   ----------   ----------   ----------
    Net income (loss)                      $      .01   $     (.03)  $      .19   $     (.49)
                                           ==========   ==========   ==========   ==========
Basic weighted average
 number of shares                             291,662      297,421      293,117      304,366
                                           ==========   ==========   ==========   ==========
Diluted weighted average
 number of shares                             295,918      297,421      297,353      308,807
                                           ==========   ==========   ==========   ==========
Dividends declared
 per share                                 $     .025   $     .025   $     .075   $     .075
                                           ==========   ==========   ==========   ==========

                        SERVICE CORPORATION INTERNATIONAL
                      CONDENSED CONSOLIDATED BALANCE SHEET
                      (In thousands, except share amounts)

                                                September 30,   December 31,
                                                    2006           2005
                                                -------------   ------------
                                                 (Unaudited)
Assets
Current assets:
  Cash and cash equivalents                     $     636,633   $    446,782
  Receivables, net                                     59,114         97,747
  Inventories                                          47,747         68,327
  Current assets held for sale                          3,657            ---
  Other                                                29,664         37,527
                                                -------------   ------------
    Total current assets                              776,815        650,383
                                                -------------   ------------
Preneed funeral receivables and
 trust investments                                  1,198,324      1,226,192
Preneed cemetery receivables and
 trust investments                                  1,245,726      1,288,515
Cemetery property, at cost                          1,316,934      1,355,654
Property and equipment, at cost, net                1,014,161        950,174
Goodwill                                            1,083,563      1,123,888
Non-current assets held for sale                       68,188            ---
Deferred charges and other assets                     258,203        249,581
Cemetery perpetual care trust investments             681,924        700,382
                                                -------------   ------------
                                                $   7,643,838   $  7,544,769
                                                =============   ============
Liabilities & Stockholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities      $     241,853   $    231,693
  Current maturities of long-term debt                 30,629         20,716
  Current liabilities held for sale                       336            ---
  Income taxes                                         22,491         20,359
                                                -------------   ------------
    Total current liabilities                         295,309        272,768
                                                -------------   ------------
Long-term debt                                      1,265,213      1,186,485
Deferred preneed funeral revenues                     517,341        535,384
Deferred preneed cemetery revenues                    726,125        792,485
Deferred income taxes                                 167,497        138,677
Non-current liabilities held for sale                  43,523            ---

Other liabilities                                     319,155        326,985
Non-controlling interest in funeral
 and cemetery trusts                                2,026,258      2,015,811
Non-controlling interest in cemetery
 perpetual care trusts                                676,832        694,619

Stockholders' equity:
  Common stock, $1 per share par value,
   500,000,000 shares authorized,
   292,725,527 and 294,808,872, issued
   and outstanding (net of 51,952,439 and
   48,962,063 treasury shares, at par)                292,726        294,809
  Capital in excess of par value                    2,140,795      2,182,745
  Unearned compensation                                   ---         (3,593)
  Accumulated deficit                                (907,164)      (962,905)
  Accumulated other comprehensive income               80,228         70,499
                                                -------------   ------------
    Total stockholders' equity                      1,606,585      1,581,555
                                                -------------   ------------
                                                $   7,643,838   $  7,544,769
                                                =============   ============

                        SERVICE CORPORATION INTERNATIONAL
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                                 (In thousands)

                                                         Nine Months Ended
                                                            September 30,
                                                    ---------------------------
                                                        2006           2005
                                                    ------------   ------------
Cash flows from operating activities:
  Net income (loss)                                 $     55,741   $   (150,710)
  Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
    Net loss (income) from discontinued
     operations, net of tax                                  270         (3,825)
    Loss on early extinguishment of debt                     ---         14,258
    Premiums paid on early extinguishment of debt            ---        (12,186)
    Cumulative effect of accounting change,
     net of tax                                              ---        187,538
    Depreciation and amortization                         69,601         55,862
    Provision for doubtful accounts                        6,688          6,460
    Provision for deferred income taxes                   23,583         24,528
    Losses on dispositions and impairment
     charges, net                                         38,141         28,659
    Share-based compensation                               5,487          1,545
    Loan cost amortization                                13,902          7,715
Change in assets and liabilities, net of effects
 from acquisitions and dispositions:
    Decrease in receivables                               18,502         18,452
    (Increase) decrease in other assets                   (2,109)        33,212
    (Decrease) increase in payables and
     other liabilities                                    (7,839)         8,901
    Net effect of preneed funeral production
     and maturities                                        6,261         (3,797)
    Net effect of cemetery production and
     deliveries                                           37,053         46,932
    Other                                                     51            337
                                                    ------------   ------------
Net cash provided by operating activities
 from continuing operations                              265,332        263,881
Net cash used in operating activities from
 discontinued operations                                     ---         (5,344)
                                                    ------------   ------------
Net cash provided by operating activities                265,332        258,537
Cash flows from investing activities:
  Capital expenditures                                   (63,213)       (72,241)
  Proceeds from divestitures, net of
   cash retained and sales of property
   and equipment                                          55,150        170,140
  Proceeds from equity investments                           ---         39,674
  Indemnity payments related to the sale of
   former funeral operations in France                      (590)        (1,834)
  Acquisitions, net of cash acquired                     (14,637)           ---
Net withdrawals of restricted funds and other             11,025         13,944
                                                    ------------   ------------
Net cash (used in) provided by investing
 activities from continuing operations                   (12,265)       149,683
Net cash provided by (used in) investing
 activities from discontinued operations                  10,958           (212)
                                                    ------------   ------------
Net cash (used in) provided by investing
 activities                                               (1,307)       149,471
Cash flows from financing activities:
  Proceeds from issuance of long-term debt                   ---        291,472
  Payments of debt                                       (14,287)        (7,972)
  Principal payments on capital leases                   (15,968)          (237)
  Early extinguishment of debt                               ---       (286,215)
  Proceeds from exercise of stock options                  3,614          5,145
  Purchase of Company common stock                       (27,870)      (191,221)
  Payments of dividends                                  (22,113)       (15,184)
  Purchase of subsidiary stock                               ---           (844)
                                                    ------------   ------------
Net cash used in financing activities                    (76,624)      (205,056)
Effect of foreign currency                                 2,450          1,322
                                                    ------------   ------------
Net increase in cash and cash equivalents                189,851        204,274
Cash and cash equivalents at
 beginning of period                                     446,782        287,785
                                                    ------------   ------------
Cash and cash equivalents at end of period          $    636,633   $    492,059
                                                    ============   ============

SOURCE  Service Corporation International
    -0-                             11/08/2006
    /CONTACT: investors, Debbie Young - Director - Investor Relations, +1-713-525-9088, or media, Greg Bolton - Director - Corporate Communications, +1-713-525-5235, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com
                http://www.sci-corp.com/ConfCalls.html
                http://www.sci-corp.com/InvestorsMenu.html
                http://www.dignitymemorial.com /